This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 5, 2012

PRELIMINARY PROSPECTUS SUPPLEMENT

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179709

(To Prospectus dated February 27, 2012)

$600,000,000

% Senior Notes due 2023

We are offering $600,000,000 aggregate principal amount of     % Senior Notes due 2023, or the “notes.” The notes will mature on                     , 2023.

We will pay interest on                     and                     of each year, beginning                     , 2013.

We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. In addition, if we experience certain kinds of changes in control followed by a ratings decline on the notes, we may be required to repurchase the notes on the terms described in this prospectus supplement.

The notes are being offered to fund a portion of the consideration to acquire producing and undeveloped oil and gas properties in North Dakota’s Williams and McKenzie counties. The oil and gas properties will be acquired pursuant to two related purchase and sale agreements. Prior to the consummation of the transactions contemplated by the purchase and sale agreements, the net proceeds from this offering will be held by us and a portion of those proceeds will be used to temporarily pay down any outstanding amounts under our revolving credit facility. If neither of the transactions contemplated by the purchase and sale agreements close on or prior to December 31, 2012, or if both purchase and sale agreements are terminated at any time prior thereto, we will be required to redeem all of the notes offered hereby at a redemption price equal to 100% of their issue price, plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Special Mandatory Redemption.”

The notes will be our unsecured and unsubordinated obligations and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

The notes will be issued only in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement and on page 4 of the accompanying base prospectus.

	Per Note	Total
Initial price to public (1)%		$
Underwriting discount and commissions	%	$
Proceeds, before expenses, to us	%	$

(1)	Plus accrued interest, if any, from , 2012, if settlement occurs after such date.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect delivery of the notes will be made to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A., and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about                     , 2012.

Joint Book-Running Managers

J.P. Morgan	BMO Capital Markets	Deutsche Bank Securities
Wells Fargo Securities		Citigroup
Co-Managers
US Bancorp	Mitsubishi UFJ Securities	SunTrust Robinson Humphrey
TD Securities	BB&T Capital Markets	CIBC
Comerica Securities	Credit Agricole CIB	DNB Markets
Goldman, Sachs & Co.		Morgan Stanley

The date of this prospectus supplement is                     , 2012.

PROSPECTUS SUPPLEMENT

PROSPECTUS

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a universal shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”). Under the shelf registration process, we may offer and sell securities in one or more offerings from time to time. In the accompanying base prospectus, we provide you a general description of the securities we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of debt being offered and the risks of investing in our securities. This prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein and therein include important information about us, the notes being offered and other information you should know before investing.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying base prospectus and any free writing prospectus we may provide you in connection with this offering. If the description of this offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying base prospectus, any free writing prospectus and the documents incorporated by reference are accurate as of any date subsequent to their respective dates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information that we file with them. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement, and any information filed by us with the SEC subsequent to the date of this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference the following documents (other than information furnished and not deemed “filed” under the Exchange Act) which we have filed with the SEC:

•	our annual report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012, filed with the SEC on July 31, 2012;

•	our quarterly report on Form 10-Q for the quarter ended June 30, 2012, filed with the SEC on April 26, 2012;

•	our Proxy Statement for the 2012 annual meeting of stockholders filed with the SEC on April 3, 2012; and

•	our Current Reports on Form 8-K filed with the SEC on February 14, 2012, February 16, 2012, March 1, 2012, April 4, 2012, April 20, 2012, May 16, 2012 and August 24, 2012 (Items 1.01 and 9.01 only).

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this prospectus supplement, shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Any statement contained in a

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document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at QEP Resources, Inc., 1050 17th Street, Suite 500, Denver, Colorado 80265 (telephone number (303) 672-6900).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying base prospectus may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe”, and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements include statements relating to, among other things:

•	our ability to consummate the transactions contemplated by the Purchase Agreements (as defined in “Summary—Recent Developments”) and to realize the expected benefits therefrom;

•	our growth strategies, including acquisition plans;

•	the volatility of natural gas, oil and natural gas liquids, or NGLs, prices and factors affecting such volatility;

•	plans to drill or participate in wells;

•	future expenses and operating costs;

•	results from planned drilling operations and production operations;

•	the amount and allocation of forecasted capital expenditures, and plans for funding capital expenditures and operating expenses;

•	the amount and timing of the settlement of derivative contracts;

•	the incurrence of unrealized derivative gains and losses;

•	the expected contribution of revenues from our gathering and processing business;

•	the impact on earnings from discontinuing hedge accounting;

•	the significance of Adjusted EBITDA as a measure of cash flow and liquidity;

•	our ability to use derivative instruments to manage commodity price risk;

•	the plan to enter into commodity derivative transactions for a portion of forecasted production;

•	our ability to develop reserves and grow production as necessary to satisfy delivery commitments and our ability to purchase natural gas, crude oil and NGLs in the market to cover any shortfalls;

•	the potential for future asset impairments;

•	the payment of dividends;

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•	the outcome of contingencies such as legal proceedings; and

•	expected contributions to our retirement plans.

Any or all forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus supplement. Actual results could differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the following:

•	the risk factors discussed in this prospectus or listed from time to time in prospectus supplements or any document we incorporate by reference;

•	changes in natural gas, oil and NGL prices;

•	general economic conditions, including the performance of financial markets and interest rates;

•	global geopolitical and macroeconomic factors;

•	drilling results;

•	shortages of oilfield equipment, services and personnel;

•	operating risks such as unexpected drilling conditions;

•	weather conditions;

•	changes in maintenance and construction costs, including possible inflationary pressures;

•	the availability and cost of debt financing;

•	changes in laws or regulations, including the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act;

•	actions, or inaction, by federal, state, local or tribal governments;

•	derivatives and hedging activities;

•	legislative or regulatory changes, including initiatives related to drilling and completion techniques, including hydraulic fracturing;

•	liabilities from litigation; and

•	other factors, most of which are beyond our control.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports filed with the SEC.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of this offering of notes, you should carefully read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference herein, including our historical financial statements and the notes thereto, which are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2011, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012. You should read “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 4 of the accompanying base prospectus and Item 1A. “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2011, for more information about important risks that you should consider before making a decision to purchase notes in this offering.

Except in “The Offering” below and in “Description of Notes” herein and unless the context requires otherwise, references in this prospectus supplement to “QEP Resources,” “QEP,” “we,” “us” and “our” refer to QEP Resources, Inc. and its direct and indirect subsidiaries on a consolidated basis.

QEP Resources, Inc.

QEP Resources, Inc. is a holding company with three major lines of business—gas and oil exploration and production, midstream field services, and energy marketing—which are conducted through three principal subsidiaries:

•	QEP Energy Company (QEP Energy) acquires, explores for, develops and produces natural gas, oil, and natural gas liquids (NGL);

•	QEP Field Services Company (QEP Field Services) provides midstream field services, including natural gas-gathering, processing, compression and treating services, for affiliates and third parties; and

•	QEP Marketing Company (QEP Marketing) markets affiliate and third-party natural gas and oil, provides risk-management services, and owns and operates an underground gas-storage reservoir.

We operate in two principal regions in the United States, the Northern Region (primarily in the Rockies) and the Southern Region (primarily Oklahoma, Louisiana and the Texas Panhandle). We are headquartered in Denver, Colorado and our principal offices are located in Salt Lake City, Utah and Tulsa, Oklahoma. Our corporate headquarters are located at 1050 17th Street, Suite 500, Denver, Colorado 80265, and our telephone number is (303) 672-6900.

The corporate-organization structure and principal subsidiaries are depicted below:

For the six months ended June 30, 2012, QEP Resources reported production of 153.8 Bcfe, of which approximately 80% was natural gas and approximately 55% was from properties located in the Southern Region. For the year ended December 31, 2011, QEP Resources reported production of 275.2 Bcfe, of which approximately 86% was natural gas and approximately 56% was from properties located in the Southern Region.

QEP Resources reported 3,613.8 Bcfe of estimated proved reserves as of December 31, 2011, of which approximately 76% was natural gas. Approximately 64% of the total proved reserves were located in the Northern Region, while the remaining 36% were located in the Southern Region. Approximately 54% of the proved reserves reported by QEP Resources at year end 2011 were developed and approximately 91% of total proved reserves were company operated. Approximately 24% of the total proved reserves at December 31, 2011 were comprised of crude oil and NGLs, up from 14% at December 31, 2010. QEP Resources’ reserve life index, calculated by dividing year end proved reserves by production for such year, was 13.1 years for 2011.

For the six months ended June 30, 2012, QEP Resources’ midstream subsidiary, QEP Field Services, reported NGL sales volumes of 86.6 million gallons, fee-based processing volumes of 124.2 million MMBtu and gathering volume of 257.6 million MMBtu. For the year ended December 31, 2011, QEP Field Services reported NGL sales volumes of 141.8 million gallons, fee-based processing volumes of 240.7 million MMBtu and gathering volume of 495.4 million MMBtu.

Recent Developments

On August 23, 2012, QEP Resources entered into two related purchase and sale agreements with (i) Helis Oil & Gas Company, L.L.C. (the “Helis Purchase Agreement”) and (ii) certain other sellers (the “Non-Operated Purchase Agreement” and together with the Helis Purchase Agreement, the “Purchase Agreements”). Pursuant to the terms of the Purchase Agreements, QEP Resources will acquire approximately 27,600 net acres of producing and undeveloped oil and gas properties in North Dakota’s Williams and McKenzie counties. These interests are located in the active play area for the Bakken and Three Forks formations in the Williston Basin. The aggregate consideration will be approximately $1.385 billion, subject to purchase price adjustments. Approximately 46% of the total purchase price is attributable to the properties being acquired pursuant to the Helis Purchase Agreement and approximately 54% of the total purchase price is attributable to the properties being acquired pursuant to the Non-Operated Purchase Agreement. Based on information provided by the sellers, we estimate that the current net production for the properties is approximately 10,500 barrels of oil equivalent per day, of which approximately 81% is crude oil. We also estimate, based on information provided by the sellers, that as of July 1, 2012, the properties contained total proved and probable reserves of approximately 125 million barrels of oil equivalent, of which approximately 81% is crude oil. The assets include 72 gross producing wells, 30 of which we expect to operate subsequent to the transactions closing. We believe that substantially all of the acreage will be developed for both the Bakken and Three Forks formations within the next five years.

The Purchase Agreements contain customary thresholds for various types of defects and customary conditions for closing. We are in the process of conducting due diligence on the properties relating to title and environmental issues and, absent any material findings in the course of its due diligence, we expect to close the transactions contemplated by the Purchase Agreements on or before September 27, 2012.

This offering is not conditioned upon the completion of the acquisitions but, in the event that neither of the transactions contemplated by the Purchase Agreements close on or prior to December 31, 2012 or if both Purchase Agreements are terminated at any time prior thereto, we will be required to redeem all of the notes offered hereby at a redemption price equal to 100% of their issue price, plus accrued and unpaid interest to the date of redemption. See “Description of Notes—Special Mandatory Redemption.” The closing of the Helis Purchase Agreement is a condition to the closing of the Non-Operated Purchase Agreement, however, the closing of the Non-Operated Purchase Agreement is not a condition to the closing of the Helis Purchase Agreement.

The Offering

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying base prospectus. For purposes of this section of the summary and the description of notes included in this prospectus supplement, references to “QEP Resources,” “QEP,” “we,” “us” and “our” refer only to QEP Resources, Inc. and do not include its direct or indirect subsidiaries.

Issuer	QEP Resources, Inc.
Notes offered	$600,000,000 aggregate principal amount of % Senior Notes due 2023.
Maturity	, 2023.
Interest rates	Interest will be payable semi-annually in arrears on and of each year, beginning , 2013 at the rate of % per year. Interest will accrue from , 2012.
Ranking

The notes will be our unsecured senior obligations and will rank equally in right of payment with our other unsecured and unsubordinated indebtedness from time to time outstanding and senior in right of payment to our unsecured subordinated indebtedness from time to time outstanding. Since we are a holding company, the claims of creditors of our subsidiaries will have priority over the claims of holders of the notes with respect to the assets of those subsidiaries. The indenture does not restrict the amount of indebtedness that we or our subsidiaries may incur.

As of June 30, 2012, on an as adjusted basis after giving effect to the transactions contemplated by the Purchase Agreements and the issuance and sale of the notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had total consolidated indebtedness of approximately $3,113.7 million (none of which would have been secured).

Change of control	If we experience certain kinds of changes of control followed by a ratings decline on the notes, we will offer to repurchase all of the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the repurchase date. See “Description of Notes—Change of Control.”
Optional redemption	We may redeem the notes, at any time in whole or from time to time in part, at the redemption prices described in this prospectus supplement. See “Description of Notes—Optional Redemption” in this prospectus supplement.
Special mandatory redemption	If neither of the transactions contemplated by the Purchase Agreements close on or prior to December 31, 2012, or if both Purchase Agreements are terminated prior thereto, we will be required to redeem all of the notes at a redemption price equal to 100% of their issue price, plus accrued and unpaid interest to the date of redemption. See “Use of Proceeds” and “Description of Notes—Special Mandatory Redemption.”
Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants will restrict our ability, and our subsidiaries’ ability, with certain exceptions, to incur debt secured by liens. These covenants will also restrict our ability, with certain exceptions, to merge or consolidate with another entity.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $591.5 million. We intend to use the net proceeds from this offering to fund a portion of the consideration to acquire the producing and undeveloped oil and gas properties described under “Summary—Recent Developments.” Prior to the consummation of the transactions contemplated by the Purchase Agreements, the net proceeds from this offering will be held by us and a portion of those proceeds will be used to temporarily pay down any outstanding amounts under our revolving credit facility. If neither of the transactions contemplated by the Purchase Agreements close, then we will use the net proceeds from this offering to fund the special redemption described above. See “Use of Proceeds.”

Absence of established market for the notes	We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system. Currently, there is no public market for the notes. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.

Form and denomination

The notes will be represented by registered global securities registered in the name of Cede & Co., the nominee of the depositary, The Depository Trust Company (“DTC”). Beneficial interests in the notes will be shown on, and transfers will be effected through, records maintained by DTC and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme.

The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Risk factors	Investing in the notes involves substantial risks. See “Risk Factors” and other information in this prospectus supplement and the accompanying base prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein for a discussion of factors you should consider carefully before deciding to invest in the notes.

Original issue discount	If the stated principal amount of the notes exceeds the issue price of the notes by more than a statutorily defined de minimis amount, the notes will be treated as issued with original issue discount (“OID”) in an amount equal to such difference. In such event, a holder subject to U.S. federal income taxation, regardless of such holder’s regular method of tax accounting, will be required to include the OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis) in advance of the receipt of the cash payments attributable to the OID. See “Material United States Federal Income Tax Consequences.”

Trustee	The trustee for the notes is Wells Fargo Bank, National Association.

Governing law	The notes and the indenture related to the notes will be governed by New York law.

SUMMARY OF SELECTED FINANCIAL AND OPERATING DATA

The following tables show selected financial information and operating data as of and for the periods indicated. We derived the financial information in the following tables from, and that information should be read together with and is qualified in its entirety by reference to, our audited and unaudited consolidated financial statements and the accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2011, and our quarterly report on Form 10-Q for the quarter ended June 30, 2012, which are incorporated herein by reference. The balance sheet data as of December 31, 2009 is derived from our audited financial statements that are not incorporated by reference to this prospectus supplement. This summary table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in our Annual Report on Form 10-K for the year ended December 31, 2011 and our quarterly report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated herein by reference.

	Year ended December 31,			Six months ended June 30,
	2009	2010	2011	2011	2012
	(in millions)
Results Of Operations(1)
Revenues	$2,011.2	$2,300.6	$3,159.2	$1,426.0	$1,102.5
Operating income (loss)	585.5	545.3	505.9	306.0	(6.0)
Income from continuing operations	215.4	285.9	270.4	167.3	156.2
Discontinued operations net of income tax	80.7	43.2	—	—	—
Net income attributable to QEP	293.5	326.2	267.2	166.0	154.5
Cash Flow From Continuing Operations
Net cash provided by operating activities	$1,149.4	$997.5	$1,292.6	$628.6	$694.3
Capital expenditures	(1,196.9)	(1,469.0)	(1,431.1)	(661.8)	(685.5)
Net cash used in investing activities	(1,146.4)	(1,390.5)	(1,422.9)	(660.2)	(681.9)
Net cash provided by (used in) financing activities	(8.8)	373.7	130.3	31.6	134.0

	Year ended December 31,			Six months ended June 30, 2012
	2009	2010	2011
	(in millions)
Financial Position
Total Assets	$6,481.4	$6,785.3	$7,442.7	$7,637.6
Capitalization
Long-term debt(2)	1,348.7	1,530.8	1,679.4	1,866.6
Total equity	2,808.7	3,063.1	3,352.1	3,416.2

Total Capitalization	$4,157.4	$4,593.9	$5,031.5	$5,282.8

(1)	We completed a spin-off from Questar Corporation in June 2010 as discussed in more detail in the Explanatory Note in Part I, Item 1 of our Annual Report on Form 10-K. As a result of the spin-off, the financial results of Wexpro Company have been reflected as discontinued operations and all prior periods have been recast.
(2)	Includes $1.3 million, $6.1 million, $5.5 million and $5.2 million of net original issue discount as an offset against the listed face amount of the notes for the years ended December 31, 2009, 2010 and 2011, and the six months ended June 30, 2012, respectively.

Summary Operating Data

QEP Energy’s estimated proved reserves are summarized as follows:

	December 31, 2010				December 31, 2011
	Natural Gas	Oil	NGL	Natural Gas Equivalents	Natural Gas	Oil	NGL	Natural Gas Equivalents
	(Bcf)	(Mbbl)	(Mbbl)	(Bcfe)	(Bcf)	(Mbbl)	(Mbbl)	(Bcfe)
Proved developed reserves	1,404.8	25,115.6	9,342.9	1,611.5	1,538.3	32,955.5	38,388.1	1,966.3
Proved undeveloped reserves	1,208.1	27,161.1	8,026.6	1,419.2	1,211.1	34,559.3	38,169.0	1,647.5

Total proved reserves	2,612.9	52,276.7	17,369.5	3,030.7	2,749.4	67,514.8	76,557.1	3,613.8

The following table sets forth QEP Energy’s net production volumes:

	Year ended December 31,			Six months ended June 30, 2012
	2009	2010	2011
QEP Energy production volumes
Natural gas (Bcf)	168.7	203.8	236.4	123.5
Oil (Mbbl)	2,746.7	2,979.8	3,741.3	2,530.5
NGL (Mbbl)	705.0	1,225.8	2,715.6	2,519.5
Total production (Bcfe)	189.5	229.0	275.2	153.8
Average daily production (MMcfe)	519.1	627.4	753.9	845.1

The following table sets forth QEP Energy’s net realized average natural gas, oil and NGL prices, including the impact of all settled commodity derivative contracts.

	Year ended December 31,			Six months ended June 30, 2012
	2009	2010	2011
Natural gas (per Mcf)
Average field-level natural gas price	$3.48	$4.18	$3.95	$2.43
Net realized natural gas price(1)	$6.88	$5.32	$4.74	$4.03
Oil (per bbl)
Average field-level oil price	$50.88	$69.39	$86.20	$86.14
Net realized oil price(1)	$51.46	$66.48	$86.63	$85.95
NGL (per bbl)
Average field-level NGL price	$31.82	$39.04	$47.76	$37.98
Net realized NGL price(1)	$31.82	$39.04	$47.76	$39.21

(1)	Net reflects settlement of all commodity derivatives.

The following table sets forth QEP Field Services’ gathering activity statistics:

	Year ended December 31,			Six months ended June 30, 2012
	2009	2010	2011
Gathering Statistics
Natural gas gathering volumes (in millions of MMBtu)
For unaffiliated customers	301.2	276.8	261.2	124.2
For affiliated customers	112.6	198.9	234.2	133.4

Total Gas Gathering Volumes	413.8	475.7	495.4	257.6

Average gas gathering revenue (per MMBtu)	$0.31	$0.32	$0.33	$0.34

The following table sets forth QEP Field Services’ processing activity statistics:

	Year ended December 31,			Six months ended June 30, 2012
	2009	2010	2011
Processing Statistics
Natural gas processing volumes NGL sales (MMgal)	101.6	100.2	141.8	86.6
Average NGL sales price (per gal)	$0.71	$0.95	$1.27	$1.02
Fee-based processing volumes (in millions of MMBtu)
For unaffiliated customers	110.6	116.8	122.9	57.7
For affiliated customers	99.4	109.4	117.8	66.5

Total fee-based processing volumes	210.0	226.2	240.7	124.2

Average fee-based processing revenue (per MMBtu)	$0.15	$0.16	$0.22	$0.27

RISK FACTORS

This section describes some, but not all, of the risks of purchasing the notes in the offering. The accompanying base prospectus also contains a “Risk Factors” section beginning on page 4 thereof. You should carefully consider these risks, in addition to the risk factors and other information contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus, including matters discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011, before purchasing the notes. You should carefully review the factors discussed below and the cautionary statements referred to in “Special Note Regarding Forward-Looking Statements.” If any of the risks and uncertainties described below or incorporated by reference in this prospectus supplement actually occur, our business, financial condition or results of operations could be materially adversely affected.

Risks Relating to the Notes

The notes will be unsecured and effectively subordinated to our and our subsidiaries’ existing and future secured indebtedness.

The notes will be general unsecured senior obligations ranking effectively junior to all existing and future secured debt of ours and that of each of our subsidiaries to the extent of the value of the collateral securing the debt. As of June 30, 2012, we had no secured indebtedness, and the only debt owed by our subsidiaries is debt that is either guaranteed by us or inter-company debt owed to us as the parent.

If we or a subsidiary are declared bankrupt, becomes insolvent or is liquidated or reorganized, any secured debt of ours or that subsidiary will be entitled to be paid in full from our assets or the assets of the subsidiary, as applicable, securing that debt before any payment may be made with respect to the notes. Holders of the notes will participate ratably in our remaining assets with all holders of our unsecured indebtedness that does not rank junior to the notes, including all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the notes. As a result, holders of the notes would likely receive less, ratably, than holders of secured indebtedness.

Because we are a holding company, our ability to pay our debts depends upon the ability of our subsidiaries to pay dividends and to advance funds. In addition, our ability to participate in any distribution of our subsidiaries’ assets is generally subject to the prior claims of the subsidiaries’ creditors.

Because we conduct our business primarily through our subsidiaries, our ability to pay our debts depends upon the earnings and cash flow of our subsidiaries and their ability to pay dividends and advance funds. Contractual and legal restrictions applicable to our subsidiaries could limit our ability to obtain cash from them. Our rights to participate in any distribution of our subsidiaries’ assets upon their liquidation, reorganization or insolvency generally would be subject to the prior claims of the subsidiaries’ creditors. As a result, any debt we may issue will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

Our business operations may not generate the cash needed to service our indebtedness.

Our ability to make payments on our indebtedness, including these notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs.

If we do not generate enough cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our indebtedness;

•	selling assets;

•	reducing or delaying capital investments; or

•	seeking to raise additional capital.

However, any alternative financing plans that we undertake, if necessary, may not allow us to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the notes, or to obtain alternative financing, could materially and adversely affect our business, financial condition, results of operations and prospects.

Our indebtedness, including indebtedness we may incur in the future, could have important consequences to you, including:

•	limiting our ability to satisfy our obligations with respect to the notes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•

requiring a substantial portion of our cash flow from operations for the payment of principal of, and interest on, our indebtedness and reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	placing us at a competitive disadvantage compared to our competitors with less indebtedness.

In addition, if we fail to comply with the covenants or other terms of any agreements governing our debt, our lenders will have the right to accelerate the maturity of that debt. The occurrence of any of these factors could adversely affect our financial condition.

In addition to our currently outstanding indebtedness, we may be able to borrow substantial additional unsecured indebtedness in the future.

We may be able to incur substantial additional indebtedness in the future. If new debt is added to our current debt levels, such as additional borrowings under our revolving credit facility, the related risks that we and our subsidiaries now face could increase, including limiting our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements. As of June 30, 2012, on an as adjusted basis after giving effect to the transactions contemplated by the Purchase Agreements and the issuance and sale of the notes and the application of the net proceeds therefrom as set forth under “Use of Proceeds,” we would have had total indebtedness of approximately $3,113.7 million (none of which would have been secured), including approximately $647.1 million outstanding under our revolving credit facility, and we would have had an additional $848.8 million available for borrowing under our revolving credit facility. Our level of indebtedness may prevent us from engaging in certain transactions that might otherwise be beneficial to us by limiting our ability to obtain additional financing, limiting our flexibility in operating our business or otherwise. In addition, we could be at a competitive disadvantage against other less-leveraged competitors with greater cash flow to devote to their business. Any of these factors could result in a material adverse effect on our business, financial condition, results of operations, business prospects and ability to satisfy our obligations under the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are a new issue of securities for which there is no established public market. We do not intend to have the notes listed on a national securities exchange. Therefore, we cannot assure you that an active market for the notes will develop or, if developed, that it will continue. We cannot assure you that the market, if any, for the notes will be free from disruptions that cause price volatility or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, the notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors.

The value of the notes could be substantially affected by various factors.

The value of the notes will depend on many factors, which may change from time to time, including:

•	prevailing interest rates, increases in which may have an adverse effect on the value of the notes;

•	general economic and financial market conditions;

•	our financial condition, performance and prospects as well as our competitors’ financial condition, performance and prospects;

•	changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

•	changes in our credit ratings; and

•	actual or anticipated variations in quarterly operating results.

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events followed by a ratings decline on the notes, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. Additionally, under our revolving credit facility and our term loan, a change of control (as defined therein) constitutes an event of default that permits the lenders to accelerate the maturity of borrowings under the respective agreements and terminate their commitments to lend. The source of funds for any purchase of the notes and repayment of borrowings under our revolving credit facility and our term loan would be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a change of control and repay our other indebtedness that will become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the notes may be limited by law. In order to avoid the obligations to repurchase the notes and events of default and potential breaches of the credit agreement governing our revolving credit facility or our term loan, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

In addition, some important corporate events, such as leveraged recapitalizations, may not, under the indenture that will govern the notes, constitute a “change of control” that would require us to repurchase the notes, even though those corporate events could increase the level of our indebtedness or otherwise adversely affect our capital structure, credit ratings or the value of the notes. See “Description of Notes—Change of Control.”

The notes may be issued with OID for U.S. federal income tax purposes.

If the stated principal amount of the notes exceeds the issue price of the notes by more than a statutorily defined de minimis amount, the notes will be treated as issued with OID in an amount equal to such difference. In such event, a holder subject to U.S. federal income taxation, regardless of such holder’s regular method of tax accounting, generally will be required to include the OID in gross income (as ordinary income) as the OID accrues (on a constant yield to maturity basis), in advance of the receipt of the cash payments attributable to the OID. See “Material United States Federal Income Tax Consequences.”

If we file a bankruptcy petition, or if a bankruptcy petition is filed against us, you may receive a lesser amount for your claim under the notes than you would have been entitled to receive under the indenture governing the notes.

If we file a bankruptcy petition under the bankruptcy code after the issuance of the notes, or if such a bankruptcy petition is filed against us, your claim against us for the principal amount of your notes may be limited to an amount equal to:

•	the original issue price for the notes; and

•	the portion of original issue discount that does not constitute “unmatured interest” for purposes of the bankruptcy code.

Any original issue discount that was not amortized as of the date of any bankruptcy filing would constitute unmatured interest. Accordingly, under these circumstances, you may receive a lesser amount than you would have been entitled to receive under the terms of the indenture governing the notes, even if sufficient funds are available.

Certain U.S. federal income tax deductions and credits currently available with respect to oil and gas exploration and development may be eliminated as a result of future legislation.

Among the changes contained in the President’s Fiscal Year 2013 budget proposal (the “Budget”), released by the White House on February 13, 2012, is the elimination of certain U.S. federal income tax deductions and credits currently available to oil and gas exploration and production companies. Such proposed changes include, but are not limited to, (i) the repeal of the percentage depletion allowance for oil and gas properties; (ii) the elimination of current deductions for intangible drilling and development costs; (iii) the elimination of the deduction for certain U.S. production activities; and (iv) an extension of the amortization period for certain geological and geophysical expenditures. Recently, members of the U.S. Congress have considered similar changes to the existing U.S. federal income tax laws that affect oil and gas exploration and production companies. It is unclear, however, whether any such changes will be enacted or, if enacted, how soon such changes would be effective. The passage of any legislation as a result of the Budget or any other similar change in U.S. federal income tax law could eliminate or defer certain tax deductions and credits currently available with respect to oil and gas exploration and development, and any such change could negatively affect our financial condition, results of operations and cash flows, including our ability to make payments with respect to the notes.

Risks Relating to the Acquisitions

If neither of the transactions contemplated by the Purchase Agreements close on or prior to December 31, 2012, or if both Purchase Agreements are terminated at any time prior to that date, we will be required to redeem the notes. If we are required to redeem the notes, you may not obtain your expected return on the notes.

We may not be able to consummate the transactions contemplated by the Purchase Agreements within the timeframe specified under “Description of Notes—Special Mandatory Redemption.” The Purchase Agreements contain customary conditions for closing, many of which are beyond our control and we may not be able to complete the transactions contemplated by either Purchase Agreement. If neither of the transactions contemplated by the Purchase Agreements close on or prior to December 31, 2012, or if both Purchase Agreements are terminated at any time prior to that date, we will be required to redeem all the notes at a redemption price equal to 100% of the aggregate issue price thereof, plus accrued and unpaid interest from the date of initial issuance to but not including the special mandatory redemption date. If your notes are redeemed, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. Your decision to invest in the notes is made at the time of the offering of the notes. Changes in our business or financial condition, or the terms of the Purchase Agreements or the financing related thereto, between the closing of this offering and the closing of the transactions contemplated by the Purchase Agreements will have no effect on your rights as a purchaser of the notes.

We may not be able to repurchase the notes upon a special mandatory redemption.

We are not obligated to place the net proceeds of the offering of the notes in escrow prior to the closing of the transactions contemplated by the Purchase Agreements or to provide a security interest in those proceeds, and there are no other restrictions on our use of these proceeds during such time. Accordingly, the source of funds for any redemption of notes upon a special mandatory redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligations to redeem the notes because we may not have sufficient financial resources to purchase all of the notes that are tendered. Our failure to redeem or repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our and our subsidiaries’ other debt agreements and have material adverse consequences for us and the holders of the notes. In addition, our ability to redeem or repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

We may be subject to risks in connection with acquisitions, including our pending acquisitions, and the integration of significant acquisitions may be difficult.

In addition to the acquisitions described above under the heading “Summary— Recent Developments,” we periodically evaluate other potential acquisitions of reserves, properties, prospects and leaseholds and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of producing properties, including the pending acquisitions, requires an assessment of several factors, including:

•	recoverable reserves;

•	future oil and natural gas prices and their appropriate differentials;

•	development and operating costs and potential environmental and other liabilities; and

•	our ability to obtain external financing to fund the purchase price.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject properties that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We often are not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the properties acquired in our pending acquisitions, we are entitled to only limited indemnification for environmental liabilities.

Significant acquisitions, including the pending acquisitions described in this prospectus supplement, and other strategic transactions may involve other risks, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

•	difficulty associated with coordinating geographically separate assets;

•	the challenge of attracting and retaining personnel associated with acquired operations; and

•

the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting the underwriting discount and commissions and our estimated offering expenses, will be approximately $591.5 million. We intend to use the net proceeds from this offering to fund a portion of the consideration to acquire producing and undeveloped oil and gas properties in North Dakota’s Williams and McKenzie counties. Prior to the consummation of the transactions contemplated by the Purchase Agreements, the net proceeds from this offering will be held by us and a portion of those proceeds will be used to temporarily pay down any outstanding amounts under our revolving credit facility. Certain of the underwriters have affiliates that are lenders and/or agents under our revolving credit facility and will receive a portion of the proceeds that we use to pay down the revolving credit facility, but no more than 2% of the offering proceeds will be directed to any underwriter or its affiliates.

If neither of the transactions contemplated by the Purchase Agreements close on or prior to December 31, 2012, or if both Purchase Agreements are terminated at any time prior thereto, we will use the net proceeds from this offering, along with any necessary additional funds, to redeem the notes at a redemption price equal to 100% of the issue price of the notes, plus accrued and unpaid interest to, but not including, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2012:

•	on a consolidated historical basis;

•

on an as adjusted basis to give effect to the issuance and sale of $600.0 million in aggregate principal amount of notes in this offering and the application of the estimated net proceeds thereof as described in “Use of Proceeds”; and

•	on an as further adjusted basis to give effect to the transactions contemplated by the Purchase Agreements.

This table is derived from, should be read together with, and is qualified in its entirety by reference to, the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited consolidated financial statements, including the related notes, contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2012, which is incorporated herein by reference.

	As of June 30, 2012
	Historical	As Adjusted	As Further Adjusted
	(in millions)
Cash and cash equivalents	$146.4	$737.9	$—

Debt:
Revolving credit facility(1)	—	—	647.1
Term Loan due 2017(2)	300.0	300.0	300.0
6.05% Notes due 2016	176.8	176.8	176.8
6.80% Notes due 2018	134.0	134.0	134.0
6.80% Notes due 2020	136.0	136.0	136.0
6.875% Notes due 2021	625.0	625.0	625.0
5.375% Notes due 2022	500.0	500.0	500.0
% Notes due 2023	—	600.0	600.0
Unamortized original issue discount	(5.2)	(5.2)	(5.2)

Total long-term debt	1,866.6	2,466.6	3,113.7

Total equity	3,416.2	3,416.2	3,416.2

Total capitalization	$5,282.8	$5,882.8	6,529.9

(1)	As of September 4, 2012, we had $77.5 million in outstanding indebtedness under our revolving credit facility and $4.1 million of letters of credit issued. We will use a portion of the proceeds from this offering to temporarily pay down the balance outstanding under our revolving credit facility. As of September 4, 2012, before giving effect to this offering and the application of the net proceeds thereof, we had approximately $1,418.4 million available for borrowing under our revolving credit facility.
(2)	As of September 4, 2012, the outstanding indebtedness under our Term Loan was $300.0 million.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of this presentation, earnings represent income from continuing operations before income taxes adjusted for fixed charges, earnings and distributions of equity investees. Income before income taxes includes QEP’s share of pretax earnings of equity investees. Fixed charges consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and losses from reacquired debt, and the estimated interest portion of rental expense.

	Six Months Ended June 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges	5.5x	5.4x	6.1x	5.6x	12.6x	17.5x

DESCRIPTION OF NOTES

General

We are offering $600,000,000 aggregate principal amount of     % Senior Notes due 2023 pursuant to this prospectus supplement. We will issue the notes as a series of debt securities under that certain indenture dated as of March 1, 2012, between us and Wells Fargo Bank, National Association, as trustee. The following description is only a summary of certain provisions of the indenture. This summary description is not meant to be a complete description of the indenture or the terms of the notes. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. The following description of the particular terms of the notes supplements the description in the accompanying base prospectus of the general terms and provisions of our debt securities. To the extent that the following description of the notes is inconsistent with that general description, the following description replaces that in the accompanying base prospectus. Terms not otherwise defined below will have the meaning assigned to them in the indenture. When we refer to securities, we refer to all debt securities that we may issue in the future under the indenture, including the notes.

In this description of notes, the words “QEP,” the “Company,” “we,” “us” and “our” refer only to QEP Resources, Inc. and do not include its direct or indirect subsidiaries.

Ranking

The notes will be our unsecured senior obligations and will rank equally in right of payment with our other unsecured and unsubordinated indebtedness from time to time outstanding and senior in right of payment to our unsecured subordinated indebtedness from time to time outstanding. The notes are our obligations exclusively, and are not obligations of our subsidiaries. Since we are a holding company, claims of creditors of our subsidiaries will have priority over the claims of holders of these notes with respect to the assets of those subsidiaries. Other than a limitation on liens covenant that limits secured debt, the indenture does not contain restrictive covenants that would require us to maintain certain financial ratios or restrict our ability to incur additional indebtedness. The covenants contained in the indenture would not necessarily afford holders of the notes protection if a highly leveraged transaction involving us were to adversely affect holders. In addition to the notes we are offering in this prospectus supplement, the indenture provides for the issuance of additional securities in one or more series, without limitation as to aggregate principal amount.

We are a holding company and our only material asset is the capital stock of our subsidiaries. Our operations are conducted through our subsidiaries and our cash flow will be derived principally from dividends on the capital stock of our subsidiaries.

Denominations, Principal, Maturity and Interest

The notes initially will be issued in an aggregate principal amount of $600,000,000 and will mature on                 , 2023. We may, from time to time, without the consent of the holders of the notes, reopen this series of notes and issue additional notes of the same series having the same terms (except for the issue date, offering and sale prices and, in some cases, the first interest payment date); provided that any additional notes will be fungible with existing notes for U.S. federal income tax purposes. The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. References in this “Description of Notes” section to the “notes” include the notes originally issued in accordance with this prospectus supplement and any additional notes subsequently issued under the indenture. The notes will be issued in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest at the annual rate for the notes set forth on the cover page of this prospectus supplement is payable semi-annually in arrears on                 and                 of each year, commencing                 , 2013. We will make each interest payment to the persons who are registered holders of the notes at the close of business on the preceding                 and                 , respectively. Interest will be computed on the basis of a 360-day year consisting of twelve months of 30 days each. Interest will accrue from                 , 2012. If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, maturity date or redemption date.

Optional Redemption

Before the date that is three months prior to the maturity date, the notes may be redeemed at our option, at any time in whole or from time to time in part, in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof, upon not less than 30 nor more than 60 days’ notice at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus, in each case, accrued interest on the notes to the date of redemption (provided that interest payments due on or prior to the redemption date will be paid to the record holders of such notes on the relevant record date).

If the notes are redeemed on or after the date that is three months prior to the maturity date for the notes, the notes may be redeemed, in whole or in part, at our option at par plus accrued interest thereon to but not including the redemption date.

For the purposes of the notes:

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated (on a day count basis) maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means at least four primary U.S. Government securities dealers in The City of New York as we shall select.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day in The City of New York preceding such redemption date.

Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. If less than all of the notes are to be redeemed, the trustee will select the notes to be redeemed pro rata, by lot or by another method as the trustee shall deem fair and appropriate in accordance with DTC procedures.

Special Mandatory Redemption

Upon the occurrence of the earliest of the following two events (the “Special Mandatory Redemption Trigger”), we will redeem all the notes (the “Special Mandatory Redemption”) at a redemption price in cash equal to 100% of the aggregate issue price thereof plus accrued and unpaid interest thereon to the mandatory redemption date:

•	December 31, 2012, if neither of the transactions contemplated by the Purchase Agreements have been consummated by such date; or

•	the termination of both Purchase Agreements.

Within five business days of the occurrence of the Special Mandatory Redemption Trigger, notice of the Special Mandatory Redemption will be mailed by first-class mail to each holder of notes at its registered address and to the trustee, stating, among other matters prescribed in the indenture, that a Special Mandatory Redemption Trigger has occurred and that all of the notes will be redeemed on the redemption date set forth in such notice (which will be no earlier than 15 days and no later than 30 days from the date such notice is mailed).

Certain provisions relating to our obligation to redeem notes in a Special Mandatory Redemption may not be waived or modified without the written consent of the holders of all the notes.

Mandatory Redemption; Sinking Fund

Except as described above, the notes will not be redeemable by us prior to maturity, will not be subject to repurchase by us at the option of the holders prior to maturity and will not be entitled to the benefit of any sinking fund or mandatory redemption provisions.

Change of Control

If a Change of Control occurs and is accompanied by a Rating Decline (together, a “Change of Control Triggering Event”), each registered holder of the notes will have the right to require us to offer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control Triggering Event, we will mail a notice (the “Change of Control Offer”) to each registered holder of notes with a copy to the trustee stating:

(1) that a Change of Control Triggering Event has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”);

(2) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed and which may be up to five days after the expiration of the Change of Control Offer) (the “Change of Control Payment Date”); and

(3) the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date we will, to the extent lawful:

(1) accept for payment all notes or portions thereof (in integral multiples of $2,000 or an integral multiple of $1,000 in excess thereof) properly tendered and not withdrawn under the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such notes or portions thereof being purchased by us.

The Paying Agent will promptly mail or otherwise deliver to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid to the person in whose name a note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Prior to mailing a Change of Control Offer, and as a condition to such mailing (i) the requisite holders of each issue of Indebtedness issued under any indenture or other agreement that may be violated by such payment shall have consented to such Change of Control Offer being made and waived the event of default, if any, caused by the Change of Control Triggering Event or (ii) we will repay all outstanding Indebtedness issued under any indenture or other agreement that may be violated by a payment to the holders of notes under a Change of Control Offer or we must offer to repay all such Indebtedness, and make payment to the holders of such Indebtedness that accept such offer and obtain waivers of any event of default from the remaining holders of such Indebtedness. We covenant to effect such repayment or obtain such consent and waiver within 30 days following any Change of Control Triggering Event, it being an Event of Default under the indenture if we fail to comply with such covenant within 30 days after receipt of written notice from the trustee or the holders of at least 25% in principal amount of the notes.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Our and our subsidiaries’ current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any notes upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance or obtain waivers with respect to such debt instruments. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of debt securities before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of the notes exercise their repurchase right following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control offer provisions of the notes by virtue of any such conflict.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and those of our subsidiaries taken as a whole to another “person” (as that term is used in Section 13(d)(3) of the Exchange Act) may be uncertain.

For purposes of the Change of Control offer provisions of the notes, the following terms will be applicable:

“Change of Control” means:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b) a majority of the members of the board of directors or equivalent governing body of the Company ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the date the notes were issued, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Moody’s” means Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “Moody’s” shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

“Rating Agencies” means Moody’s and S&P.

“Rating Date” means the earlier of the date of public notice of (i) the occurrence of a Change of Control or (ii) our intention to effect a Change of Control.

“Rating Decline” shall be deemed to have occurred if, no later than 30 days after the Rating Date (which period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies), either of the Rating Agencies decreases its rating of the notes to a rating that is below its rating of the notes on the day immediately prior to the earlier of (i) the date of the first public announcement of the possibility of a proposed transaction that would result in a Change of Control or (ii) the date that the possibility of such transaction is disclosed to either of the Rating Agencies.

“S&P” means Standard & Poor’s Ratings Service or, if Standard & Poor’s Ratings Service shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “S&P” shall mean any other national recognized rating agency, other than Moody’s, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

Paying Agents and Transfer Agents

The trustee will be appointed as paying agent and transfer agent for the notes. Payments on the notes will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for notes held in book-entry form or by check mailed to the address of the person entitled to the payment as it appears in the security register.

Other

We may at any time purchase notes on the open market or otherwise at any price. We will surrender all notes that we redeem or purchase to the trustee for cancellation. We may not reissue or resell any of these notes.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more permanent global notes in definitive, fully registered, book-entry form without coupons. The global notes will be deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe) (“Euroclear”), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•

DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates.

•	Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•

Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner and holder of a global note, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or the global note.

Neither we, the underwriters nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in “street name” and will be the responsibility of those participants.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds and would also be subject to DTC’s rules and procedures.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary.

In addition, because of time-zone differences, U.S. investors who hold their interests in the global notes through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by the global notes upon surrender by DTC of the global notes if:

•

we receive notice from DTC that it is unwilling or unable to continue as depository for the global notes or if DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary for the global notes registered as clearing agency under the Exchange Act within 90 days after the date we receive such notice or learn that DTC has ceased to be so registered;

•	an event of default has occurred and is continuing; or

•	we, in our sole discretion, determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, including, without limitation:

•	banks, insurance companies and other financial institutions;

•	regulated investment companies and real estate investment trusts;

•	United States expatriates and former citizens or long-term residents of the United States;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States;

•	non-U.S. trusts and estates that have U.S. beneficiaries;

•	holders subject to the alternative minimum tax;

•	dealers in securities or currencies;

•	traders in securities;

•	partnerships, S corporations or other pass-through entities (or investors therein);

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar;

•	tax-exempt organizations;

•	persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction; and

•	persons deemed to sell the notes under the constructive sale provisions of the Code.

If an entity taxable as a partnership holds the notes, the tax treatment of the partners in the partnership generally will depend on the status of the particular partner in question and the activities of the partnership. Such partners should consult their own tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests.

This discussion is limited to persons purchasing the notes for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the notes is sold for cash to investors other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and that hold the notes as “capital assets” within the meaning of Section 1221 of the Code.

The effects of other United States federal tax laws (such as estate and gift tax laws and the Medicare tax on certain investment income) and any applicable state, local or foreign tax laws are not discussed.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES ARISING UNDER OTHER FEDERAL TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a “U.S. Holder” of the notes. As used herein, “U.S. Holder” means a beneficial owner of the notes who is for United States federal income tax purposes:

•

an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxed as a corporation that is organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•

a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of the Code can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, and it has elected to continue to be treated as a United States person.

Stated Interest and OID

Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder’s method of tax accounting for United States federal income tax purposes.

If the stated principal amount of the notes exceeds the issue price (as defined above) of the notes by more than a statutorily defined de minimis amount, the notes will be treated as issued with OID. Any OID is considered de minimis and generally ignored if it is less than 0.0025 multiplied by the product of the note’s stated principal amount and the number of complete years to maturity. If the notes are issued with OID exceeding a de minimis amount, then regardless of a U.S. Holder’s method of tax accounting, a U.S. Holder will be required to accrue the OID on a constant yield to maturity basis and include such accruals of OID in gross income (as ordinary income) in advance of the receipt of cash attributable to the OID.

The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the note at the beginning of the accrual period and its yield to maturity (determined on the basis of a compounding assumption that reflects the length of the accrual period) and (2) the amount of any stated interest allocable to the accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is the sum of the issue price of the note plus the amount of OID, if any, allocable to all prior accrual periods. The “yield to maturity” of a note is the interest rate that, when used to compute the present value (as of the issue date) of all payments to be made on the note, produces an amount equal to the issue price of the note. Under these rules, a U.S. Holder will generally have to include in income increasingly greater amounts of OID in successive accrual periods.

Sale or Other Taxable Disposition of Notes

A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less any portion allocable to any accrued and unpaid stated interest, which will be taxable as ordinary income to the extent the U.S. Holder has not previously included such amounts in income in the manner described under “—Stated Interest and OID”) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note generally will be equal to the amount that the U.S. Holder paid for the note increased by the amount of OID, if any, the U.S. Holder has previously included in income. Any gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be subject to a reduced rate. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting with respect to interest payments, accruals of OID, and the proceeds received upon the sale or other taxable disposition of such notes (including a redemption or retirement of the notes). A U.S. Holder will be subject to backup withholding with respect to payments of the foregoing amounts if such holder is not otherwise exempt and such holder:

•	fails to furnish the holder’s taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the holder is subject to backup withholding because the holder has previously failed to properly report payments of interest or dividends; or

•	fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

Certain holders (including corporations) are generally not subject to information reporting or backup withholding.

U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund if they timely provide certain information to the IRS.

Non-U.S. Holders

The following is a summary of certain United States federal income tax consequences that will apply to you if you are a “Non-U.S. Holder” of the notes. A “Non-U.S. Holder” is a beneficial owner of the notes who, for U.S. federal income tax purposes, is an individual, corporation, estate or trust and is not a U.S. Holder.

Payments of Interest

Interest (which, for purposes of this discussion of non-U.S. Holders, includes any OID) paid on a note to a Non-U.S. Holder that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to United States federal withholding tax (which is imposed at a rate of 30% or, if applicable, a lower treaty rate) provided that:

•	such holder does not actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

•

such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the paying agent with a copy of such statement or (3) the Non-U.S. Holder holds its note directly through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a Non-U.S. Holder generally will be entitled to a reduction in or an exemption from withholding tax on interest if the Non-U.S. Holder provides us or our agent with a properly executed (1) IRS Form W-8BEN claiming an exemption from or reduction of the withholding tax under the benefit of a tax treaty between the United States and the Non-U.S. Holder’s country of residence, or (2) IRS Form W-8ECI stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

If interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such interest is attributable), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on such interest in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, if the Non-U.S. Holder is a foreign corporation, such interest may be subject to a branch profits tax on its effectively connected earnings and profits, subject to adjustments, at a rate of 30% or lower applicable treaty rate.

Sale or Other Taxable Disposition of Notes

Any gain realized by a Non-U.S. Holder on the sale, exchange, retirement, redemption or other taxable disposition of a note (other than any amount allocable to accrued and unpaid interest, which generally will be treated as interest and subject to the rules discussed above in “—Payments of Interest”) generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a U.S. permanent establishment to which such gain is attributable); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale, exchange or other disposition, and certain conditions are met.

A Non-U.S. Holder who recognizes gain described in the first bullet point above will be required to pay U.S. federal income tax on the net gain derived from the sale generally in the same manner as if such Non-U.S. Holder were a U.S. Holder, and if such Non-U.S. Holder is a foreign corporation, may be subject to an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on its effectively connected earnings and profits, subject to adjustments. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the sale, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Information Reporting and Backup Withholding

A Non-U.S. Holder generally will not be subject to backup withholding and related information reporting with respect to interest payments that we make to the Non-U.S. Holder, provided that we do not have actual knowledge or reason to know that such holder is a “United States person,” within the meaning of the Code, and the holder has given us the statement described above under “Non-U.S. Holders—Payments of Interest.” However, we may be required to report annually to the IRS and to the Non-U.S. Holder the amount of, and the tax withheld with respect to, any interest paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld.

A Non-U.S. Holder will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other taxable disposition of a note (including a retirement or redemption) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or the holder otherwise establishes an exemption.

Copies of these returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides.

Backup withholding is not an additional tax. A Non-U.S. Holder generally will be entitled to credit any amounts withheld under the backup withholding rules against the holder’s United States federal income tax liability or may claim a refund provided that the required information is furnished to the IRS in a timely manner.

Foreign Accounts

A 30% United States federal withholding tax may apply to payments of interest on, and the gross proceeds from a sale or other taxable disposition of, debt instruments if made to a “foreign financial institution” or to a non-financial foreign entity (including, in some instances, where the foreign financial institution or the non-financial foreign entity is acting as an intermediary), unless various United States information reporting and due diligence requirements relating to United States owners of and account holders with those entities have been satisfied.

Although these rules currently apply to applicable payments made after December 31, 2012, the IRS has issued Proposed Treasury Regulations providing that the withholding tax will generally apply to payments of interest after December 31, 2013 and payments of gross disposition proceeds after December 31, 2014. The Proposed Treasury Regulations indicate that this withholding tax would not apply to debt securities outstanding on January 1, 2013 and which are not materially modified after December 31, 2012.

The Proposed Treasury Regulations described above will not be effective until they are issued in their final form, and as of the date of this prospectus supplement, it is not possible to determine whether the proposed regulations will be finalized in their current form or at all. Prospective investors should consult their own tax advisors regarding these withholding rules, including whether such rules will apply to the notes.

UNDERWRITING

J.P. Morgan Securities LLC is acting as representative of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, severally and not jointly, the principal amount of the notes listed opposite their names below.

Underwriter	Principal Amount of Notes
J.P. Morgan Securities LLC	$
BMO Capital Markets Corp.
Deutsche Bank Securities Inc.
Wells Fargo Securities, LLC
Citigroup Global Markets Inc.
U.S. Bancorp Investments, Inc.
Mitsubishi UFJ Securities (USA), Inc.
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
BB&T Capital Markets, a division of Scott & Stringfellow, LLC
CIBC World Markets Corp.
Comerica Securities, Inc.
Credit Agricole Securities (USA) Inc.
DNB Markets, Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. LLC

Total		$600,000,000

The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of         % of the principal amount of the notes. The underwriters may allow, and the dealers may re-allow, a discount not in excess of         % of the principal amount of the notes, respectively, to other dealers. After the initial public offering, the offering price and other selling terms may be changed. The underwriters may offer and sell the notes through certain of their affiliates.

We estimate that our share of the total expenses of this offering, not including the underwriting discount, will be approximately $1.0 million.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note		Total
Underwriting discount		%	$

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

We have agreed, with exceptions, not to sell or transfer any debt securities for 30 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically we have agreed not to directly or indirectly:

•	issue, sell, offer, pledge or contract to sell any debt securities;

•	grant any option, right or warrant for the sale of any debt securities; or

•	lend or otherwise dispose of or transfer any debt securities.

This lockup provision applies to debt securities and to any securities convertible into or exercisable or exchangeable for debt securities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with this offering of the notes, the underwriters may engage in overallotments, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes, as applicable. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If any of the underwriters engages in stabilizing or syndicate covering transactions, it may discontinue them at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have provided from time to time, and may provide in the future, investment and commercial banking and financial advisory services to us and our affiliates in the ordinary course of business, for which they have received and may continue to receive customary fees and commissions. Certain of the underwriters have affiliates that are lenders and/or agents under our revolving credit facility and our term loan and will receive a portion of the proceeds from this offering that are used to temporarily pay down the revolving credit facility pending the use of proceeds of this offering to consummate the transactions contemplated by the Purchase Agreements. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement (such settlement being referred to as “T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or during the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Selling Restrictions

Each underwriter has represented and agreed that:

(a) in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(i) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(ii) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(ii) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the issuer or any manager to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

(b)(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer;

(c) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantors; and

(d) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Latham & Watkins LLP, Houston, Texas will pass upon the validity of the notes offered hereby. Certain matters will be passed upon for the underwriters by Cahill Gordon  & Reindel LLP, New York, New York.

EXPERTS

Our consolidated financial statements appearing in our Annual Report on Form 10-K for the year ended December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to our natural gas and oil reserves has been derived from the reports of Ryder Scott Company L.P., independent reservoir engineering consultants, and has been included and incorporated by reference herein upon the authority of such firm as experts with respect to matters covered by such reports and in giving such reports.

PROSPECTUS

QEP RESOURCES, INC.

Debt Securities

Common Stock

We may offer, issue and sell, from time to time, our debt securities and common stock. We refer to our debt securities and common stock collectively as the “securities.” We will determine when we sell securities, the amount of securities we will sell and the prices and other terms on which we will sell them.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

QEP Resources, Inc.’s common stock is listed on the New York Stock Exchange under the trading symbol “QEP.”

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Investing in our securities involves risks. Please read carefully the section entitled “Risk Factors” beginning on page 4 of this prospectus along with the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 27, 2012.

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this prospectus to “QEP,” “we,” “our,” or “us” refer to QEP Resources, Inc.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell debt securities, common stock or any combination of the securities, as described in this prospectus, in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of the offering and the offered securities. A prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus we may provide you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference are accurate as of any date subsequent to their respective dates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and other information with the SEC (File No. 001-34778). These reports and other information can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including us.

This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its internet site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information that we file with them. This permits us to disclose important information to you by referring you to documents previously filed with the SEC. Any information incorporated by reference is considered part of this prospectus, and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information. We incorporate by reference (excluding information deemed to be furnished and not filed with the SEC) the following documents which we have filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 24, 2012;

•	our Proxy Statement for the 2011 annual meeting of stockholders filed with the SEC on April 7, 2011;

•	our Current Reports on Form 8-K filed with the SEC on February 14, 2012 and February 16, 2012; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on June 15, 2010.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this filing and until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of filing of such documents with the SEC (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules). Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of our filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at QEP Resources, Inc., 1050 17th Street, Suite 500 Denver, Colorado 80265 (telephone number (303) 672-6900).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Forward-looking statements give expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Forward-looking statements include statements relating to, among other things:

•	our growth strategies;

•	plans to drill or participate in wells;

•	future expenses and operating costs;

•	our belief that we have one of the lowest cash cost structures among our peers;

•	the outcome of contingencies such as legal proceedings;

•	expected contributions to our retirement plans;

•	results from planned drilling operations and production operations;

•	the amount and allocation of forecasted capital expenditures and plans for funding capital expenditures;

•	the impact of recently issued accounting pronouncements;

•	the amount and timing of the settlement of derivative contracts;

•	the significance of Adjusted EBITDA as a measure of cash flow and liquidity;

•	our ability to use derivative instruments to manage commodity price risk;

•	our ability to secure long-term gathering, processing and treating contracts from third parties as required to fully utilize our midstream assets;

•	operation of our Black Forks II and other processing plants at assumed capacities;

•	our ability to develop reserves and grow production as necessary to satisfy delivery commitments and our ability to purchase natural gas, crude oil and NGLs in the market to cover any shortfalls;

•	payments of dividends;

•	plans to hedge a portion of forecasted production;

•	the conversion of proved undeveloped reserves to proved developed reserves;

•	acquisition strategy; and

•	growth strategy.

Any or all forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance, and there are no guarantees about the performance of any securities offered by this prospectus. Actual results could differ materially from those expressed or implied in the forward-looking statements. Among factors that could cause actual results to differ materially are:

•	the risk factors discussed in this prospectus or listed from time to time in prospectus supplements or any document we incorporate by reference;

•	changes in natural gas, oil and NGL prices;

•	general economic conditions, including the performance of financial markets and interest rates;

•	drilling results;

•	shortages of oilfield equipment, services and personnel;

•	operating risks such as unexpected drilling conditions;

•	weather conditions;

•	changes in maintenance and construction costs, including possible inflationary pressures;

•	changes in industry trends;

•	the availability and cost of debt financing;

•	changes in laws or regulations, including the implementation of the Dodd-Frank Act;

•	actions, or inaction, by federal, state, local or tribal governments; and

•	other factors, most of which are beyond our control.

We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports filed with the SEC.

QEP RESOURCES, INC.

The Company

QEP Resources, Inc. is a holding company with three major lines of business — gas and oil exploration and production, midstream field services, and energy marketing — which are conducted through three principal subsidiaries:

•	QEP Energy Company (QEP Energy) acquires, explores for, develops and produces natural gas, oil, and natural gas liquids (NGL);

•	QEP Field Services Company (QEP Field Services) provides midstream field services, including natural gas gathering, processing, compression and treating services for affiliates and third parties; and

•	QEP Marketing Company (QEP Marketing) markets affiliate and third-party natural gas and oil, provides risk-management services, and owns and operates an underground gas-storage reservoir.

We operate in two principal regions in the United States of America: the Northern Region (formerly referred to as the Rocky Mountain Region) and the Southern Region (formerly referred to as the Midcontinent Region). We are headquartered in Denver, Colorado and our principal offices are located in Salt Lake City, Utah; Oklahoma City, Oklahoma; and Tulsa, Oklahoma.

Principal Executive Offices

Our principal executive offices are located at 1050 17th Street, Suite 500, Denver, Colorado 80265 and our telephone number is (303) 672-6900.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file, and all other information contained or incorporated by reference into this prospectus and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section above entitled “Special Note Regarding Forward-Looking Statements.”

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for the periods indicated is stated below. For purposes of this presentation, earnings represent income from continuing operations before income taxes adjusted for fixed charges, earnings and distributions of equity investees. Income before income taxes includes QEP’s share of pretax earnings of equity investees. Fixed charges consist of total interest charges (expensed and capitalized), amortization of debt issuance costs and losses from reacquired debt, and the interest portion of rental expense estimated at 50%.

	Year Ended December 31,
	2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(1)	5.4x	6.1x	5.6x	12.6x	17.5x

(1)	To the extent that the proceeds from any offering of debt securities registered on the registration statement of which this prospectus forms a part will be used to repay any of our outstanding debt and will change the ratio of earnings to fixed charges by ten percent or greater, the applicable prospectus supplement will include a pro forma ratio for the most recent fiscal year and the latest interim period, if applicable, showing the application of the proceeds.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we plan to use the net proceeds from the sale of the securities by this prospectus to repay debt, to finance capital expenditures, and for general corporate purposes, including working capital.

DESCRIPTION OF DEBT SECURITIES

The debt securities covered by this prospectus will be our general unsecured obligations. The debt securities will be senior debt securities that we will issue under an indenture to be entered into between us and a trustee that we will name in a prospectus supplement (the “indenture”).

We have summarized the provisions of the indenture and the debt securities below. You should read the indenture for more details regarding the provisions we describe below and for other provisions that may be important to you. We have filed the form of the indenture with the SEC as exhibits to this registration statement, and we will include the final indenture and any other instrument establishing the terms of any debt securities we offer as exhibits to a filing we will make with the SEC in connection with that offering. Please read “Incorporation by Reference.”

In this summary description of debt securities, unless we state otherwise or the context clearly indicates, all references to “we,” “our,” or “us” refer QEP Resources, Inc. only and not its subsidiaries or affiliates.

General

The debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The indenture will not limit the amount of debt we may issue under the indenture, and, unless we inform you otherwise in a prospectus supplement, it will not limit the amount of other unsecured debt or securities we may incur or issue. We may issue debt securities under the indenture from time to time in one or more series, each in an amount we authorize prior to issuance.

Unless we inform you otherwise in a prospectus supplement, the indentures and the debt securities will not contain:

•	any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control; or

•

provisions that give holders of the debt securities the right to require us to repurchase their securities in the event of a decline in our credit rating resulting from a takeover, recapitalization or similar restructuring or otherwise.

A prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether we will issue the debt securities in individual certificates to each holder or in the form of temporary or permanent global securities held by a depository on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would obligate us to redeem, purchase or repay the debt securities prior to maturity;

•	the dates on which, the price at which and the conditions (if any) under which we will repurchase debt securities at the option of the holders or the holders of debt securities;

•	the denominations in which we may issue the debt securities;

•

whether payments on the debt securities will be payable in foreign currency or currency units or another form, and whether payments on the debt securities will be payable by reference to any index or formula;

•	the portion of the principal amount of the debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants this prospectus describes;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities issued by us; and

•

any other terms of the debt securities (whether or not such other terms are consistent or inconsistent with any other terms described in the indenture and any deletions from or modifications or additions to the indenture in respect of such debt securities).

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. Those debt securities may bear no interest or may bear interest at a rate that at the time of issuance is below market rates.

Consolidation, Merger and Sale of Assets

The indenture generally will permit a consolidation or merger between us and another entity. It also will permit the sale by us of our assets substantially as an entirety. The indenture will provide that we may consolidate with another entity to form a new entity or merge into any other entity or transfer or dispose of our assets substantially as an entirety to any other entity only if:

•

the resulting or surviving entity expressly assumes the due and punctual payments of the principal of (and premium, if any) and interest on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities;

•	immediately after giving effect to the transaction or series of related transactions, no default or event of default would occur and be continuing; and

•	we deliver an officer’s certificate and opinion of counsel, each stating that such transaction complies with the indenture.

Restrictive Covenant — Limitation on Liens

Subject to certain exceptions, we will not, and will not permit any subsidiary to, create, assume or suffer to exist, otherwise than in favor of us or a subsidiary, any mortgage, pledge, lien, encumbrance or security interest (collectively, “Liens”) upon any of our or a subsidiary’s properties or assets or upon any income or profits therefrom unless the debt securities shall be equally and ratably secured. This prohibition will not apply to:

•	Liens existing as of the date of the indenture;

•

any purchase money mortgage or Lien created to secure all or part of the purchase price of any property (or to secure a loan made to us or any subsidiary to enable us or such subsidiary to acquire such property); provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and the income or profits therefrom;

•

Liens on any property at the time of the acquisition thereof, whether or not assumed by us or a subsidiary; provided that such Lien shall extend only to the property so acquired, improvements thereon, replacements thereof and income or profits therefrom;

•

Liens on any property or any contract for the sale of any product or service, or any rights thereunder or any proceeds therefrom, acquired or constructed by us or a subsidiary and created within one year after the later of: (i) such acquisition or the completion of such construction, or (ii) the commencement of operation of the property; provided that such Lien shall extend only to the property so acquired or constructed, improvements thereon, replacements thereof and income or profits therefrom;

•	Liens on the property or assets, real, personal or mixed, of a subsidiary or of or upon or in any income or profits therefrom, which are outstanding at the time such subsidiary became a subsidiary;

•

Liens created or assumed by us or a subsidiary on coal, geothermal, oil, natural gas, inert gas, other hydrocarbon or mineral properties owned or leased by us or a subsidiary to secure loans to us or a subsidiary for the purpose of developing such properties;

•	Liens on any investment (as defined in the indenture) of ours or that of a subsidiary in any person other than a subsidiary or on any security representing any investment of ours or a subsidiary;

•

any Lien not otherwise permitted by the indenture, if, after giving effect to the creation or assumption of the proposed mortgage, pledge, Lien, encumbrance or security interest, the sum of (i) all indebtedness of us and our subsidiaries secured by Liens not otherwise permitted by the indenture and (ii) to the extent not included in (i), all attributable debt (as defined in the indenture) of us and our subsidiaries does not exceed 10% of our consolidated capitalization (as defined in the indenture);

•

any refunding or extension of maturity, in whole or in part, of any obligation or indebtedness secured by any Lien created, existing or assumed in accordance with the provisions set forth above, inclusive; provided that the principal amount of the obligation or indebtedness secured by such refunding or extended Liens shall not exceed the principal amount of the obligation or indebtedness then outstanding at the time of such refunding or extension, together with related refinancing costs, and that such refunding or extended Liens shall be limited in lien to the same property that secured the obligation or indebtedness refunded or extended, or property substituted therefor and property acquired after the date thereof and subject to the Lien thereof, in accordance with the provisions of such refunding or extension;

•	Liens upon any office equipment or data processing equipment (including, without limitation, computer and computer peripheral equipment) or any motor vehicles, tractors or trailers;

•	Liens of or upon or in current assets of ours or a subsidiary, determined in accordance with GAAP, created or assumed to secure indebtedness incurred in the ordinary course of business;

•

Liens that are payable, both with respect to principal and interest, solely out of the proceeds of natural gas, oil, coal, geothermal resources, inert gas, hydrocarbons or minerals to be produced from the property subject thereto and to be sold or delivered by us or a subsidiary;

•

Liens to secure indebtedness incurred to finance advances made by us or any subsidiary to any third party for the purpose of financing oil, natural gas, hydrocarbon, inert gas or other mineral exploration or development; provided that such Liens shall extend only to our receivables or that of such subsidiary in respect of such advances;

•

any rights reserved in others to take or reserve any part of the natural gas, oil, coal, geothermal resources, inert gas, other hydrocarbons or minerals produced at any time on any property of ours or a subsidiary of ours; and

•	Liens which secure indebtedness of a subsidiary of ours or another subsidiary.

Also excepted from the general prohibition are various other liens, such as mechanics’ or materialmen’s liens, certain governmental liens, leases, certain judgment liens not in excess of $10,000,000, and certain liens arising in connection with leases (including pursuant to sale and leaseback transactions), easements and rights of way.

Unless an accompanying prospectus supplement or free writing prospectus states otherwise, the above restrictive covenant shall apply to each series of debt securities.

Events of Default

Unless we inform you otherwise in a prospectus supplement, the following will be events of default with respect to a series of debt securities:

•	our failure to pay interest or any required additional amounts on any debt securities of that series for 30 days;

•	our failure to pay principal of or premium (if any) on any debt securities of that series when due and payable;

•	our failure to deposit any sinking fund payment for that series of debt securities when due for 30 days;

•

our failure to comply with any of our covenants or agreements in, or provisions of, the debt securities of that series or the indenture (other than an agreement, covenant or provision that we have expressly included in that indenture solely for the benefit of other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all the outstanding debt securities issued under that indenture that are affected by that failure;

•

the occurrence of an event of default in other indebtedness of ours (including securities other than debt securities) which results in indebtedness in excess of $10,000,000 principal amount being due and payable prior to maturity, and such acceleration is not rescinded or annulled or such indebtedness is not discharged after written notice as provided in the indenture;

•	specified events involving our bankruptcy, insolvency or reorganization; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of the debt securities of any default or event of default, except in any payment on the debt securities, if the trustee in good faith determines that withholding notice is in the interest of the holders of the debt securities.

If an event of default with respect to any debt securities of any series at the time outstanding (other than an event of default specified in the sixth bullet point above) occurs and is continuing, the trustee by notice to us, or the holders of at least 33  1/3% in principal amount of the outstanding debt securities of the series affected by that default (or, in the case of an event of default described in the fourth bullet point above, if the outstanding debt securities of other series are affected by that default, then at least 33 1/3% in principal amount of the then outstanding Securities so affected voting as one class) by notice to us and the trustee, may declare the principal of (or, if any of those debt securities are original issue discount debt securities, that portion of the principal amount as may be specified in the terms of that series) and all accrued and all unpaid interest on all then outstanding debt securities of that series or of all series, as the case may be, to be due and payable. Upon any such declaration, the amounts due and payable on those debt securities shall be due and payable immediately. If an event of default specified in the sixth bullet point above occurs, those amounts shall ipso facto become and be immediately due and payable without any declaration, notice or other act on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by that default, or all series, as the case may be, by written notice to the trustee may rescind an acceleration and its consequences (other than nonpayment of principal of or premium or interest on or any additional amounts with respect to the debt securities) if the rescission would not conflict with any judgment or decree and if all existing events of default with respect to the debt securities of that series (or of all series, as the case may be) have been cured or waived, except nonpayment of principal, premium, interest or any additional amounts that has become due solely because of the acceleration.

A holder of a debt security of any series will be able to pursue any remedy under the indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holder or holders offer to the trustee indemnity satisfactory to it against any loss, liability or expense;

•	the trustee fails to act for a period of 90 days after receipt of notice and offer of indemnity; and

•	during that 90-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision will not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series, or of all debt securities affected, voting as one class, will be able to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee not relating to or arising under an event of default.

The indenture will require us to file with the trustee each year a written statement as to our compliance with the covenants contained in that indenture.

Modification and Waiver

We may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture and affected by the amendment or supplement, acting as one class, consent to it. Without the consent of the holder of each debt security affected, however, no amendment or supplement may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest, including default interest, on any debt security;

•	reduce the principal of, premium on or any mandatory sinking fund payment for any debt security;

•	reduce the premium, if any, payable on the redemption of any debt security or change the time at which any debt security may or shall be redeemed;

•	change any obligation to pay additional amounts on any debt security;

•	change the coin or currency or currencies (including composite currencies) in which any debt security or any premium, interest or additional amounts with respect thereto are payable;

•	make the payments on any debt security payable in any currency or currency unit other than as the debt security originally states;

•	impair the holder’s right to institute suit for the enforcement of any payment on any debt security;

•

make any change in the percentage of principal amount of debt securities necessary to waive compliance with specified provisions of the indenture or to make any change in the indenture’s provisions for modification; or

•	waive a continuing default or event of default in the payment of principal of, premium (if any) or interest on or additional amounts with respect to the debt securities.

We and the trustee may agree to amend or supplement the indenture or waive any provision of the indenture without the consent of any holders of debt securities in some circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for the issuance of bearer debt securities;

•

to comply with any requirement in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939 or conform the indenture or the debt securities of any series to the description thereof contained in this prospectus, any applicable prospectus supplement, free writing prospectus, offering memorandum, term sheet or other offering document as evidenced by an officer’s certificate;

•

to add covenants that would benefit the holders of all or any series of debt securities (and if those covenants are to be for the benefit of less than all series of debt securities, stating that those covenants are expressly being included solely for the benefit of that series), or to surrender any rights we have under the indenture;

•

to add events of default with respect to all or any series of debt securities (and, if any such event of default is applicable to less than all series of debt securities, specifying the series to which that event of default is applicable);

•	to make any change that does not adversely affect any outstanding debt securities of any series in any material respect;

•	to establish the form or terms of the debt securities of any series as permitted by the indenture;

•	to secure the debt securities;

•

to facilitate the defeasance or discharge of any series of debt securities if that change does not adversely affect the holders of debt securities of that series or any other series under the indenture in any material respect; and

•	to provide for the acceptance of a successor or another trustee.

The holders of a majority in principal amount of the outstanding debt securities of any series, or of all debt securities affected, voting as one class, may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under an indenture becomes effective, we are required to mail to the holders of debt securities thereunder a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Discharge and Defeasance

We will be discharged from all obligations under the indenture with respect to any series of debt securities, except for surviving obligations relating to any conversion rights, to register the transfer or exchange of the debt securities and to compensate the Trustee, its agents and counsel for fees and expenses due under the indenture, if:

•	all debt securities of the series previously authenticated and delivered under the relevant indenture have been delivered to the indenture trustee for cancellation; or

•

all debt securities of that series have become due and payable or will become due and payable within one year, at maturity or by redemption, and we irrevocably deposit with the trustee funds or government securities sufficient in the opinion of a nationally recognized firm of independent public accountants to make payments on the debt securities of that series on the dates those payments are due.

To exercise our right to be discharged, we must deliver to the trustee an opinion of counsel and an officers’ certificate stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

In addition to our right of discharge described above, we may deposit with the trustee funds or government securities sufficient to make payments on the debt securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•

we will no longer have any obligation to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us, but some of our other obligations under the indenture and the debt securities of that series, including our obligation to make payments on those debt securities, will survive (“covenant defeasance”).

If we defease a series of debt securities, the holders of the debt securities of the series affected will not be entitled to the benefits of the indenture, except for our obligations to:

•	register the transfer or exchange of debt securities;

•	replace stolen, lost or mutilated debt securities; and

•	maintain paying agencies and hold moneys for payment in trust.

Unless we inform you otherwise in a prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for United States federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based on a ruling from the United States Internal Revenue Service or a change in law to that effect.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Trustee

If an event of default with respect to the debt securities of any series occurs and is continuing under any indenture, the trustee shall exercise such of the rights and powers vested in it by the indenture with respect to the debt securities of that series, and use the same degree of care and skill in that exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debt securities only after those holders have offered the trustee indemnity satisfactory to it.

The indenture will limit the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee may engage in other transactions with us. If it acquires any conflicting interest, however, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the debt securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Debt securities of any series will be exchangeable for other debt securities of the same series with the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

Unless we inform you otherwise in a prospectus supplement, we will appoint the trustee under the indenture as security registrar for the debt securities we issue under the indenture. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We will be required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities or rescind the designation of any transfer agent.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any debt security:

•	during a period beginning 15 business days before the day of mailing of the relevant notice of redemption and ending on the close of business on that day of mailing; or

•	if we have called the debt security for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, we will make payments on the debt securities in U.S. dollars at the office of the trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global debt securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, we will designate the trustee under the indenture as our paying agent for payments on debt securities we issue under the indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will repay to us upon written request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment.

Book-Entry Debt Securities

We may issue the debt securities of a series in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in a prospectus supplement. We may issue global debt securities in either temporary or permanent form. We will describe in a prospectus supplement the terms of any depository arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, we are authorized to issue up to 500,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

The following summary is not complete and is not intended to give full effect to provisions of statutory or common law. You should refer to the applicable provisions of the following documents:

•	our restated certificate of incorporation, which is incorporated by reference to Exhibit 3.1 to our Form 8-K dated May 24, 2010;

•	our bylaws, as amended and restated as of May 24, 2010, which are incorporated by reference to Exhibit 3.2 to our Form 8-K dated May 24, 2010; and

•	the description of our common stock set forth in the registration statement on Form 8-A filed with the SEC on June 15, 2010.

Common Stock

Dividends.     The holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of any preferred stock outstanding.

Voting Rights.     The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders and do not have cumulative voting rights.

Rights Upon Liquidation.     In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Listing.     Our common stock is listed on the New York Stock Exchange under the symbol “QEP.”

Transfer Agent and Registrar.     The transfer agent and registrar for our common stock is Wells Fargo Shareowner Services, 161 N. Concord Exchange, South St. Paul, MN 55075-1139. Its phone number is (866) 877-6324.

Miscellaneous.     The outstanding shares of our common stock are fully paid and nonassessable. The holders of our common stock are not entitled to preemptive or redemption rights. Shares of our common stock are not convertible into shares of any other class of capital stock.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, without stockholder approval, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, rights and qualifications, limitations or restrictions of the preferred stock, including the number of shares constituting any series or the designation of a series, voting rights, dividend rights, terms of redemption, liquidation preference, sinking fund terms and conversion rights. Thus, our board of directors can issue preferred stock with rights that could adversely affect the voting power of the common stockholders.

For purposes of the rights plan described below, QEP’s board of directors has designated 500,000 shares of preferred stock to constitute the Series A Junior Participating Preferred Stock. That number of shares may be increased or decreased by resolution of the board of directors. QEP’s Series A preferred stock will be issuable only in connection with the exercise of rights under the rights plan. For a description of the rights plan, please read “— Stockholder Rights Plan.”

Anti-Takeover Provisions of QEP’s Charter and Bylaws

Our restated certificate of incorporation and amended and restated bylaws contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Board Classification; Director Removal.     Our certificate of incorporation and bylaws provide for our board of directors to be divided into three classes of directors, as nearly equal in number as possible, serving staggered terms. Approximately one-third of our board of directors will be elected each year. The initial term for our Class I directors expired in 2011 and our Class II and Class III directors will have initial terms expiring in 2012 and 2013, respectively. After the expiration of those initial terms, directors will serve three-year terms. Our board of directors currently consists of seven directors. The classified board provision in our certificate of incorporation and bylaws may be amended, altered or repealed only upon the affirmative vote of holders of 80% of the outstanding voting power entitled to vote generally in the election of directors, voting together as a single class.

Subject to the rights of the holders of any series of preferred stock then outstanding, any directors may be removed, but only for cause, at any special meeting of stockholders called for that purpose by the affirmative vote of the holders of 66 2/3% of the voting power of our outstanding shares entitled to vote generally in the election of directors. Further, subject to the rights of the holders of any series of preferred stock, vacancies resulting from death, resignation, retirement, disqualification, removal from office or otherwise, and newly created directorships resulting from any increase in the number of authorized directors may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of directors. Any director so chosen will hold office until the term of office of the class for which that director was chosen expires and until such director’s successor has been duly elected and qualified.

Fair Price Provision.     Our certificate of incorporation requires that business combinations between QEP and a related person be approved, subject to compliance with Section 203 of the Delaware General Corporation Law (“DGCL”), an anti-takeover law, by the affirmative vote of the holders of not less than 80% of our outstanding voting power entitled to vote generally in the election of directors. For purposes of the certificate of incorporation, a related person is (i) any person who, along with its affiliates and associates, beneficially owns in the aggregate 10% or more of the outstanding shares of any class of our capital stock or (ii) the affiliates and associates of the foregoing. Additionally, under the certificate of incorporation a business combination includes:

•	any merger, consolidation or share exchange of QEP with or into a related person;

•	any sale, lease, exchange, transfer or other disposition of 20% of the fair market value of (1) our total assets to a related person or (2) a related person’s total assets to QEP;

•

subject to certain exceptions, any transaction which results in the issuance or transfer (1) by QEP of any of its stock to a related person or (2) by a related person of any of the related person’s stock to QEP;

•	any recapitalization or reclassification of our securities which increases the voting power of a related person;

•	the adoption of any plan or proposal of our liquidation or dissolution proposed by or on behalf of a related person; and

•	any agreement, plan, contract or other arrangement providing for any of the transactions described above.

The supermajority voting requirement for business combinations does not apply if either: (i) 66 2/3% of the continuing directors approves the transaction or (ii) specified fair price and other conditions are met. A continuing director is a director who is unaffiliated with the related person and either (i) was in office before the related person became a related person or (ii) before the director’s initial election or appointment was designated as a continuing director by a majority of the then continuing directors.

Notwithstanding the foregoing, in the event a business combination requires a stockholder vote under Section 203 of the DGCL, the business combination will not require a greater vote than that specified by Section 203.

Stockholder Action by Written Consent; Special Meetings.     Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders at an annual or special meeting of stockholders may be taken without a meeting and without a vote, if a consent, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes required to authorize or take such action; provided, however that no action may be taken without a meeting or effected by a written consent at any time when QEP is the owner of less than all of the voting power of all outstanding shares of stock entitled to vote generally in the election of directors. The bylaws provide that special meetings of the stockholders can only be called by our chairman, president or a majority of our board of directors.

Advanced Notice Procedures of Director Nominations and Stockholder Proposals.

Annual Meetings of Stockholders

Our bylaws provide the manner in which stockholders may give notice of director nominations and other business to be brought before an annual meeting. In general, a stockholder may nominate a director or bring other business before an annual meeting if that stockholder (i) gives timely written notice of the nomination or other business to our secretary, (ii) is a stockholder of record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting.

To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the immediately preceding annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or 60 days after the anniversary date, or in the case of the first annual meeting of stockholders following the effectiveness of the bylaws, the stockholder’s notice must be received not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or, if the first public announcement of the date of the annual meeting is less than 100 days prior to the date of the annual meeting, the tenth day following the day on which we publicly announce the date of the meeting.

To be in proper form, the stockholder’s notice must set forth, among other things:

•	the name and record address of the stockholder;

•	the class or series and number of shares that are owned of record and beneficially by the stockholder proposing the nomination or other business;

•	a brief description of the business proposed to be brought before the meeting and the reason for conducting the business;

•

as to each proposed director nominee, if any (i) all information regarding the proposed nominee as would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to the proxy rules of the Securities and Exchange Commission (including the consent of the proposed nominee to be named in the proxy statement and to serve as a director if elected) and (ii) a description of all compensation and material monetary agreements during the past three years, and any other material relationships, between the stockholder, its affiliates and associates and other persons acting in concert with the stockholder, on the one hand, and the proposed nominee, his or her affiliates and associates and other persons acting in concert with the proposed nominee, on the other hand; and

•	if the stockholder intends to solicit proxies in support of the nomination or proposal, a representation to that effect.

Special Meetings of Stockholders

If our board of directors determines that directors are to be elected at a special meeting, stockholders may give notice of director nominations if that stockholder (i) gives timely written notice of the nomination to our secretary, (ii) is a stockholder of record on the date the stockholder gives notice and on the date of the meeting and (iii) is entitled to vote at the meeting. To be timely, a stockholder’s notice must be delivered to our secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or, if the first public announcement of the date of the special meeting is less than 100 days prior to the date of the special meeting, the tenth day following the day on which we publicly announce the date of the meeting and of the nominees proposed by the board to be elected at the meeting. The stockholder’s notice must include the relevant information set forth above as to each proposed nominee.

Preferred Stock Issuances

In the event our board of directors does not approve of a proposed merger or tender offer, proxy contest or other attempt to gain control of QEP, the board may authorize the issuance of one or more series of preferred stock with voting or other rights and preferences which would impede the success of the transaction. The consent of common stockholders would not be required for any issuance of preferred stock in these situations. This authority may be limited by applicable law, our certificate of incorporation and the applicable rules of the stock exchange upon which our common stock is listed.

Amendment of Certificate of Incorporation

Any proposal to amend, alter, change or repeal any provision of our certificate of incorporation generally requires approval by our board of directors and a majority of the voting power of our outstanding shares entitled to vote generally in the election of directors. However, the affirmative vote of 80% of the outstanding voting power entitled to vote generally in the election of directors is required to approve any proposal to amend, alter, change or repeal the provisions of the certificate of incorporation relating to (i) the classification of the board of directors, removal of directors and filling of director vacancies; (ii) the amendment of our bylaws; (iii) business combinations with related persons; (iv) the limitation or elimination of directors’ liability to QEP and its stockholders; (v) stockholder action by written consent and (vi) the supermajority voting requirement to amend certain provisions of the certificate of incorporation.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of a corporation’s assets and certain other transactions resulting in a financial benefit to the interested stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

•	the owner of 15% or more of the outstanding voting stock of the corporation;

•	an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s voting stock outstanding, at any time within three years immediately before the relevant date; and

•	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

•	the corporation’s board approves the transaction that resulted in the stockholder becoming an interested stockholder before the date of that transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of the corporation’s voting stock outstanding at the time the transaction commenced, excluding shares owned by the corporation’s officers and directors; or

•

on or subsequent to the date of the transaction, the business combination is approved by the corporation’s board and authorized at a meeting of the corporation’s stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, which amendment will generally be effective 12 months after adoption. Neither our restated certificate of incorporation nor our bylaws exempts us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Stockholder Rights Plan

Our board of directors adopted a stockholder rights plan on June 30, 2010. Generally, stockholder rights plans are designed to encourage potential acquirers to negotiate directly with the company’s elected board, which is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any and all potential offers and protect stockholders against unfair and abusive takeover tactics. Stockholder rights plans may prevent abusive takeovers that include hostile tender offers made at less than fair price and partial and two-tiered offers that discriminate among the company’s stockholders. Because a stockholder rights plan can be an effective tool in a hostile takeover attempt, we believe the adoption of such a plan is appropriately within the scope of our responsibilities. Our board of directors and our stockholders approved a stockholder rights plan designed to prevent any potential acquirer from obtaining control of us without negotiating the terms of the transaction with our board of directors.

Under our stockholder rights plan, among other things, in the event of an acquisition of, or an announced tender offer for, 15% or more of our outstanding common stock, holders of our common stock will have been granted the right to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at an expected price of $225 per one one-thousandth of a share of the Preferred Stock, subject to adjustment. The rights will cause substantial dilution to a person or group that attempts to acquire us on terms not approved by a majority of our board of directors.

Although the stockholder rights plan is not intended to prevent acquisitions through negotiations with our board of directors, the existence of the stockholder rights plan may nevertheless discourage a third party from making a partial tender offer or otherwise attempting to obtain a substantial position in our equity securities or seeking to obtain control of us. To the extent any potential acquirers are deterred by our stockholder rights plan, the plan may have the effect of preserving incumbent directors and management in office or preventing acquisitions of us. Pursuant to an amendment dated February 14, 2012, the stockholder rights plan will expire on April 1, 2012 unless earlier redeemed, exchanged or terminated by us.

Limitation of Liability; Indemnification

Our certificate of incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except that a director will be personally liable:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL relating to unlawful stock repurchases or dividends; and

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our amended and restated bylaws also provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law and that we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus and any accompanying prospectus supplement or other offering materials:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors; or

•	through agents to the public or to institutional investors.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities and the proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

If dealers are utilized in the sale of offered securities, we will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

Offered securities may be sold directly by us to one or more institutional purchasers, or through agents designated by us from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, we may utilize the service of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable prospectus supplement.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from us at the public offering price set forth in such prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in such prospectus supplement and such prospectus supplement will set forth the commission payable for solicitation of such contracts.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The applicable prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

Unless otherwise stated in the applicable prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

Underwriters, dealers, agents and remarketing firms may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services in the ordinary course of business for us and/or our affiliates.

With respect to the debt securities, each series of debt securities will be a new issue of debt securities and will have no established trading market. The debt securities will not be listed on a national securities exchange. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker/dealer may not be greater than 8% of the gross proceeds received by us for the sale of any securities pursuant to this prospectus.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Latham & Watkins LLP, Houston, Texas will act as counsel to us.

EXPERTS

Our consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 2011 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Certain information with respect to our natural gas and oil reserves has been derived from the reports of Ryder Scott Company L.P., independent reservoir engineering consultants, and has been included and incorporated by reference in this prospectus upon the authority of such firm as experts with respect to matters covered by such reports and in giving such reports.

$600,000,000

% Notes due 2023

PRELIMINARY PROSPECTUS SUPPLEMENT

            , 2012

Joint Book-Running Managers

J.P. Morgan

BMO Capital Markets

Deutsche Bank Securities

Wells Fargo Securities

Citigroup

Co-Managers

US Bancorp

Mitsubishi UFJ Securities

SunTrust Robinson Humphrey

TD Securities

BB&T Capital Markets

CIBC

Comerica Securities

Credit Agricole CIB

DNB Markets

Goldman, Sachs & Co.

Morgan Stanley